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                                                                  EXHIBIT (d)(3)
                               BLACKFRIARS CORP.
                           555 Skokie Blvd, Suite 555
                           Northbrook, Illinois 60062
                                 (818) 991-9000

                                                                February 19,2003

CONFIDENTIAL

Masco Corporation
21001 Van Born Road
Taylor, Michigan
USA 48180

Attention: Mr. John Leekley

Dear Sirs:

          This Agreement sets out the terms and conditions of the agreement by Masco Corporation (the "SELLER") to deposit 6,621,334 common shares (the "COMMON SHARES") of Emco Limited (the "COMPANY") under the offer (the "OFFER") to be made by a wholly-owned subsidiary (the "OFFEROR") of Blackfriars Corp. ("PARENT") pursuant to a support agreement (the "SUPPORT AGREEMENT") of even date herewith between Parent, the Offeror and the Company.

ARTICLE 1 - THE OFFER AND ACCEPTANCE

1.1 Price and Terms. The Offeror agrees to make the Offer on the terms and conditions provided in the Support Agreement.

1.2 Deposit of Common Shares. Subject to the terms and conditions hereof, Seller agrees to deposit its Common Shares, together with a completed and executed letter of transmittal, under the Offer as soon as practicable after the mailing thereof and, in any event, within five business days of such mailing.

1.3 Non-Withdrawal. Seller irrevocably agrees not to withdraw or take any action to withdraw any of its Common Shares deposited under the Offer, notwithstanding any withdrawal rights it may have under the terms of the Offer or otherwise, unless this Agreement is terminated in accordance with its terms prior to the Offeror taking up and paying for Seller's Common Shares under the Offer.

1.4 Parent Guarantee. Parent guarantees that the Offeror will fulfill all of its obligations under this Agreement in a timely manner.

1.5 Minority Approval Counting. Seller hereby confirms that it is not acting jointly or in concert with Parent and its affiliates in respect of the Offer, and that the entry into this Agreement was a condition imposed by Parent to proceeding with the Offer. Seller consents to being treated, and confirms that it will support its treatment, as part of the minority for the purposes of the minority approval requirement under Rule 61-501 of the Ontario Securities Commission (or equivalent provisions in other jurisdictions) in any regulatory or court proceedings.


                ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1 Representation and Warranties of Seller. Seller hereby represents and warrants that:

     (a)  it is a corporation duly incorporated and validly existing under

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          the laws of Delaware and has the  requisite  corporate  power to enter into this Agreement and to sell its Common Shares to the Offeror pursuant to the Offer;

     (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Seller;

     (c) Seller has duly executed and delivered this Agreement and it constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to general principles of equity;

     (d) it is, and upon the deposit of its 6,621,334 Common Shares under the Offer will be, the sole legal and beneficial owner of such Common Shares free and clear of all mortgages, liens, pledges, security interests, charges, encumbrances and any other rights of others, and it has and will have the exclusive right to dispose of its Common Shares as provided in this Agreement; and

     (e) the 6,621,334 Common Shares to be acquired by the Offeror from Seller pursuant to the Offer will be acquired with good and marketable title, free and clear of all mortgages, liens, pledges, security interests, charges, encumbrances and adverse claims and are all of the Common Shares owned by the Seller.

2.2 Representations and Warranties of the Parent and Offeror. The Parent and Offeror hereby represent and warrant, jointly and severally, that:

     (a) the Offeror is a corporation duly incorporated and validly existing under the laws of Ontario and has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder;

     (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by both Parent and the Offeror;

     (c) Parent and the Offeror have duly executed and delivered this Agreement and it constitutes a valid and binding obligation of both of them enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to general principles of equity; and

     (d) the Offeror has sufficient funds, or has made adequate and binding arrangements to ensure that such funds are available, to make payment in full for all Common Shares offered to be acquired pursuant to the Offer.

2.3 Survival of Representations and Warranties. The representations and warranties made by Seller and the Offeror herein shall survive for a period of two years fiom the date hereof except the representations and warranties made by the Seller in Sections 2.l(d) and (e) which shall survive indefinitely.


ARTICLE 3 - TERMINATION

3.1 Termination by Seller. Seller may, without prejudice to any other

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rights,  terminate its obligations under this Agreement by notice to the Offeror if the Offer is not mailed by March 14, 2003 or the Offeror has not taken up and paid for the Seller's Common Shares pursuant to the Offer by May 15, 2003.

3.2 Termination by the Offeror. The Offeror may, without prejudice to any other rights, terminate its obligations under this Agreement by notice to Seller if there is a material breach of this Agreement by Seller or if the Offeror is entitled to terminate the Support Agreement in accordance with its terms.

3.3 Superior Proposal. If, during the term of this Agreement, a Superior Proposal (as defined in the Support Agreement) is made, Parent and Offeror will
(i) notify Seller in writing prior to the expiry of the Superior Proposal that it will waive any unsatisfied conditions in its transaction and irrevocably commit to purchase Seller's Common Shares on the terms of the Offer or (ii) will release Seller from this Agreement and return Seller's Common Shares to Seller so as to permit Seller to tender those Common Shares into the Superior Proposal 48 hours prior to its expiry.

ARTICLE 4 - GENERAL

4.1 Disclosure. Unless required by applicable laws, rules or regulations (including stock exchange rules and regulations), neither party shall make any public announcement or statement with respect to this Agreement without prior consultation with the other. Seller shall not issue any press release or other public disclosure that describes Parent or Offeror without the consent of Parent.

4.2 Expenses. Each of the Offeror and Seller will pay its own legal, financial advisor and other costs and expenses incurred in connection with this Agreement and the Offer.

4.3 Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party, which consent will be within its sole discretion.

4.4 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings with respect thereto.

4.5 Time. Time shall be of the essence of ths Agreement.

4.6 Notices. All notices or other communications which are required or permitted hereunder shall be communicated confidentially and in writing to the addresses set out below or if sent by confidential facsimile to:
Blackfriars Corp., Attn: Tom Lullo at (818) 597-3176, and to Stikeman Elliott LLP, Attn: Marvin Yontef at (416) 947-0866, in respect of the Offeror; and to (313) 792-4451, Attn: Mr. John Leekley, in respect of the Seller.

4.7 Counterparts. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement.

4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.9 Cooperation. Seller agrees to cooperate with the Offeror in the following respects in order to assist the Offeror to successfully complete the acquisition of all of the outstanding Common Shares:

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     (a)  to consent to the disclosure of the substance of this Agreement in the
          Take-over Bid Circular (as defined in the Support Agreement) and the filing of this Agreement as may be required pursuant to applicable securities laws;

     (b) to exercise its voting rights attached to its Common Shares to oppose any proposed action (i) which might reasonably be regarded as being directed towards reducing the likelihood of, or preventing or delaying the successful completion of the Offer, or (ii) which could materially change the business, assets, operations, capital, affairs, financial conditions, licences, permits, rights or privileges of the Company and its subsidiaries;

     (c) not to take any action of any kind which may reduce the likelihood of success of or delay the completion of the Offer and, promptly upon request, to assist the Offeror by providing any information reasonably required for the Offeror to secure regulatory approvals in respect of the completion of the Offer; and

     (d) to ensure that its representations and warranties in section 2.1 are true and correct at all times during the period from the date of this Agreement until the earlier of (i) the date the Offeror acquires the Seller's Common Shares and (ii) the date this Agreement is terminated in accordance with its terms.


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          Please confirm that the foregoing accurately reflects the agreement between Seller and the Offeror by signing and returning the enclosed copy of this letter to the undersigned.

                                    2022841 ONTARIO INC.


                                    By:    /s/ Christopher Pappo
                                           ----------------------
                                    Name:  Christopher Pappo
                                           ----------------------
                                    Title: Director
                                           ----------------------



                                    Yours truly,

                                    BLACKFRIARS CORP.


                                    By: /s/ Thomas A. Lullo
                                        -----------------------------------
                                    Name:  Thomas A. Lullo
                                          ---------------------------------
                                    Title:  Treasurer & Assistant Secretary
                                          ---------------------------------


Agreed and confirmed this 19th day of February, 2003.


                       MASCO CORPORATION


                       By: /s/ John R. Leekley
                           -----------------------------------------------
                       Name:  John R. Leekley
                             ----------------------------------------------
                       Title:     Senior Vice President and General Counsel
                             ----------------------------------------------